Exhibit 99.1

NuVasive® Reaches Agreement in Principle to Settle OIG Matter

SAN DIEGO, CA — 04/29/15 — NuVasive, Inc. (NASDAQ: NUVA) (“NuVasive” or the “Company”), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, today announced that it has reached an agreement in principle with the U.S. Department of Justice (“DOJ”) related to the previously disclosed subpoena issued to the Company in 2013 by the Office of Inspector General of the Department of Health and Human Services (“OIG”). Subject to completion of a definitive written settlement agreement, the Company has agreed to pay $13.8 million, including fees, to the United States to resolve this matter. The Company does not currently anticipate entering into a corporate integrity agreement with the OIG as part of the settlement. Finalizing the written settlement agreement could take several months.

The Company cooperated fully with the inquiry, has responded to the concerns raised by the government, and has continued to work hard to enhance and sustain a culture of compliance throughout its operations. Resolution of the matter avoids the time and expense of a potentially lengthy litigation process.

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. The Company is the third largest player in the $9.0 billion global spine market. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, the risk that the Company is unable to finalize a written settlement agreement with the OIG and/or that the amount required to the United States in resolution of the above-referenced matter may increase, risks associated with litigation and/or regulatory enforcement actions which could cause the Company to incur significant legal expenses and/or prevent it from making, using or selling certain of the Company’s products, risks associated with acceptance of the Company’s minimally disruptive surgical products by spine surgeons, development and acceptance of new products or product enhancements, expansion of the Company’s network of sales representatives, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812